Exhibit 10.1

Paul P. Rome

Dear Paul:

I am very pleased to confirm our offer to you for the Chief Operating Officer (COO) position with Sajan, Inc. at the Company’s headquarters in River Falls, WI. We are confident that your background and leadership skills will complement Sajan’s culture and that you will enhance our market position as well as successfully promote the company’s vision.

This offer is contingent on the successful completion of a background check conducted in accordance Sajan’s background check policy, which includes criminal, credit, employment and/or reference checks.

The terms of this offer are summarized below. Please note that all dollar figures are pre-tax:

1.	Position and Duties. You will be the COO, reporting to the Chief Executive Officer. You will be responsible for performing the customary duties and responsibilities for your position as well as any other duties reasonably assigned to you that are consistent with your position and title.

2.	Start Date. Projected start date to be mutually agreed upon by the candidate and the Company.

3.	Base Salary. You will initially receive a bi-monthly salary of $7,291.67, which is equivalent to $175,000 on an annual basis. Your base salary will be paid in accordance with the Company’s normal payroll practices and will be reviewed as provided in the Section entitled “performance Review” below.

4.	Short Term Inventive Plan (“STIP”). You will participate in the STIP that begins on your first date of employment pursuant to the terms and conditions set forth in the STIP details. The STIP is based on the company EBITDA goals as approved by the board of directors. Each of the 4 quarters of the year stand on their own and result in a separate calculation of the funding available for the bonus pool. Your maximum bonus percentage is 50% of your eligible earnings received quarterly, as determined in accordance with the STIP.

5.	Stock Options. You will be granted an option to purchase 18,000 shares of Sajan common stock at fair market value. This grant will be in accordance with the applicable Sajan option plan and a written Stock Option Agreement to be entered into between you and Sajan. These options are pending Board approval.

6.	Benefits. The Company currently offers a competitive benefits program, including medical, dental and life insurance, paid vacation (7 weeks), paid holidays, 401 (k) plan with company match and contribution, short and long-term disability, FSA, HSA, EAP and other various company-sponsored recreational and cultural activities.

7.	Code of Ethics and Business Conduct and Personal Conduct. As a condition of employment, Sajan expects each employee of the Company and its subsidiaries and affiliates to abide by its standards of conduct. Please review the Code of Ethics and Business Conduct and Statement on Personal Conduct as listed in the US Employee Handbook. Upon commencement of your employment and annually thereafter, you will be required as a condition of employment to review and sign the Code of Ethics and Business Conduct (found within the Employee Handbook) to acknowledge your compliance.

8.	Performance Review. Your performance will be evaluated at least annually, per our Standard Operating Procedure. If a compensation change is warranted, the change will be effective in April of each year (or at such other time as provided by the Comp Committee).

9.	U.S. Work Eligibility. The Company is required by federal law to prove your eligibility to work in the United States. As a condition of employment, you will be required to complete an I-9 form and/or otherwise provide documentation demonstrating your eligibility to work in the Unites States for any employer.

10.	Employment at Will. Your employment with the Company is “at-will.” This means that, although the Company hopes your employment relationship with the Company will continue for a long time, the Company, in addition to terminating your employment for cause, may terminate this relationship for any reason at any time, and you may terminate this relationship for any reason at any time, in each case subject to the terms and conditions, economic and otherwise, which are described in this letter and the documents referenced herein. Neither this letter nor any other communication should be construed as a contract of employment for a particular period of time.

If you have any questions regarding the terms and conditions of this Offer, please call me at (715) 426-9505. If you agree to the terms and conditions of this Offer, please sign, date and return this letter to me. Please note, a background check will be conducted by Stone Murphy, and in accordance with our policy, Sajan reserves the right to rescind this offer based on the findings from the background check.

We look forward to having you as a member of our team. I am confident you will find this position a challenging and rewarding opportunity.

Sincerely,

Shannon Zimmerman

Chief Executive Officer

Sajan, Inc.

Hiring Manager Signature:	/s/ Shannon Zimmerman	Date:	5/19/15

New Employee Signature:	/s/ Paul P. Rome	Date:	5/14/15